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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 12, 2012

Dollar General Corporation
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	001-11421 (Commission File Number)	61-0502302 (I.R.S. Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee (Address of principal executive offices)	37072 (Zip Code)

Registrant's telephone number, including area code: (615) 855-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

        On July 12, 2012, Dollar General Corporation (the "Company") and certain of its subsidiaries, as guarantors (the "Subsidiary Guarantors"), completed the public offering of $500,000,000 aggregate principal amount of the Company's 4.125% Senior Notes due 2017 (the "Notes"). The Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Company's shelf registration statement on Form S-3, as amended (File No. 333-165800), as supplemented by the prospectus supplement dated June 27, 2012, previously filed with the Securities and Exchange Commission under the Securities Act.

        The Notes were issued (and the guarantees delivered) pursuant to an indenture (the "Base Indenture"), dated as of July 12, 2012, between the Company and U.S. Bank National Association as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of July 12, 2012, among the Company, the Subsidiary Guarantors and the Trustee (the "First Supplemental Indenture" and together with the Base Indenture, the "Indenture"). Copies of the Base Indenture and the First Supplemental Indenture are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference. The descriptions of the Indenture and the Notes in this report are summaries and are qualified in their entirety by the terms of the Indenture and the form of Note attached hereto.

        The Notes are unsecured and unsubordinated obligations of the Company and rank equally and ratably with the Company's other existing and future debt not expressly subordinated in right of payment to the Notes and are effectively subordinated to all of the Company's existing and future secured debt to the extent of the value of the collateral. The Notes are structurally subordinated to the claims of creditors of non-guarantor subsidiaries of the Company.

        The Issuer will pay interest on the Notes semi-annually on January 15 and July 15, beginning January 15, 2013, to holders of record on the preceding January 1 and July 1, as the case may be. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. The Notes will mature on July 15, 2017. The Company may redeem the Notes in whole or in part at any time and from time to time prior to their stated maturity at the redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of the principal and interest thereon to maturity (not including any portions of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis plus a premium equal to the applicable treasury rate plus 50 basis points, plus the accrued interest thereon to the date of redemption. In the event of a change of control triggering event (as defined in the Indenture), the holders of the Notes may require the Company to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of repurchase. The Indenture also contains certain customary covenants, including limitations on the ability of the Company and its subsidiaries, with exceptions, to incur debt secured by a pledge of or a lien on the voting stock of its subsidiaries. The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or to be declared due and payable.

        The net proceeds from the offering of the Notes, together with cash on hand, was used to redeem all of the outstanding aggregate principal amount of the Company's 11.875%/12.625% Senior Subordinated Toggle Notes due 2017 (the "Senior Subordinated Notes") and to pay related premium and accrued interest.

        U.S. Bank National Association also served as trustee under the indenture governing the Company's Senior Subordinated Notes and an affiliate of U.S. Bank National Association acted as an underwriter for the Company's offering of the Notes for which they have received customary compensation.

ITEM 2.03    CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

        The information provided in Item 1.01 of this report is incorporated by reference into this Item 2.03.

ITEM 8.01    OTHER EVENTS.

        Only July 15, 2012, the Company redeemed all $450.7 million outstanding aggregate principal amount of its Senior Subordinated Notes at a redemption price of 105.938% of the principal amount thereof, together with accrued and unpaid interest to but excluding the redemption date. The total redemption price was approximately $504.2 million including accrued interest of $26.8 million. The redemption was effected in accordance with the indenture governing the Senior Subordinated Notes pursuant to a notice dated June 15, 2012. The Company expects to record an aggregate of approximately $29 million of pretax non-operating losses for fiscal 2012 resulting from this redemption.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d)
Exhibits.    See Exhibit Index immediately following the signature page hereto.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2012	DOLLAR GENERAL CORPORATION
	By:	/s/ Susan S. Lanigan Susan S. Lanigan Executive Vice President and General Counsel

Exhibit No.	Description of Exhibit
4.1	Indenture, dated as of July 12, 2012, between Dollar General Corporation and U.S. Bank National Association, as trustee.
4.2	First Supplemental Indenture, dated as of July 12, 2012, among Dollar General Corporation, the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee.

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  ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
  ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.
  ITEM 8.01 OTHER EVENTS.
  ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURE